AMENDMENT NO. 1
TO
SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

THIS AMENDMENT NO. 1 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTES (this “Amendment”), dated as of September 21, 2007, is made by and among Glowpoint, Inc., a Delaware corporation (the “Maker”) and ___________________ (the “Holder”).

Preliminary Statement

WHEREAS, the Maker is the issuer and the Holder is the holder of each of the senior secured convertible promissory notes set forth on Exhibit A hereof (each, a “Note”, and collectively, the “Notes”); and

WHEREAS, in consideration for the issuance of warrants (the “Amendment Warrants”) to acquire a number of shares of Common Stock equal to the product of (i) the Conversion Rate (as defined in the Notes) for the outstanding principal balance plus any accrued but unpaid interest under the Notes, times (ii) 0.33, substantially in the form of the warrants issued in connection with the 2007 Purchase Agreement (as defined herein), to the Holder, the Maker and the Holder desire to amend certain provisions of each of the Notes as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Notes.

2. Amendments to Notes.

(a) Maturity Date. The Maturity Date of each of the Notes is hereby extended from September 30, 2007 to March 31, 2009. All references to “Maturity Date” in each of the Notes shall be the Maturity Date as amended by this Amendment.

(b) Security Agreement. Section 1.3 of each Note is hereby amended by adding the clause “, as amended,” immediately after the words “Security Agreement dated as of March 31, 2006”.

(c) Remedies Upon an Event of Default. Subclause (ii) of the proviso contained in Section 2.2 is hereby deleted and the following new subclause (ii) of such proviso shall be substituted in lieu thereof:

“(ii) Sections 2.1(a)-(g) and (j)-(l), the Holder may demand the prepayment of this Note pursuant to Section 3.7 hereof,”

(d) Conversion.

(i) Section 3.1 of each Note is hereby deleted in its entirety and the following Section 3.1 shall be substituted in lieu thereof:

“Section 3.1 Conversion.

(a) Optional Conversion. At any time on or after the Issuance Date , this Note shall be convertible (in whole or in part), at the option of the Holder (the "Conversion Option"), into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Rate") as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect on the date on which the Holder faxes a notice of conversion (the "Conversion Notice"), duly executed, to the Maker (facsimile number (973) 860-0754, Attn.: Chief Executive Officer, with a copy to facsimile number 973-556-1272, Attn.: General Counsel) (the “Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 below. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

(b) Mandatory Conversion. On the Mandatory Conversion Date (as defined below), this Note shall automatically and without any action on the part of the Holder, convert into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under this Note as of the Mandatory Conversion Date by (y) the Conversion Price then in effect on the Mandatory Conversion Date, provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 below. As used herein, "Mandatory Conversion Date" shall be the first date that the Closing Bid Price (as defined below) of the Common Stock exceeds $1.25 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for twenty (20) consecutive trading days. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Note as the "Conversion Date". Notwithstanding the foregoing to the contrary, the Note shall automatically convert pursuant to this Section 3.1(b) only if (1) the Registration Statement is effective and has been effective, without lapse or suspension of any kind, for such twenty (20) consecutive trading day period, (2) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), and (3) the Maker is in material compliance with the terms and conditions of this Note and the other Transaction Documents. The term "Closing Bid Price" shall mean, on any particular date (i) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last closing bid price on such exchange or quotation system on the date nearest preceding such date.”

(ii) Section 3.4(a) of each Note is hereby amended by adding the following after the last sentence thereof:

“In the event the Holder is unable to fully convert this Note in connection with either a mandatory conversion pursuant to Section 3.1(b) hereof, or a conversion election following the delivery of a Maker's Prepayment Notice pursuant to Section 3.7(k) hereof due to the restrictions set forth in this Section 3.4(a), such holder may elect to receive Series D Convertible Preferred Stock of the Company in lieu of shares of Common Stock convertible into the number of shares of Common Stock that would have been delivered to such holder but for the limitations set forth in this Section 3.4(a). The foregoing sentence shall not preclude the Holder from waiving at any time its rights to limit its ownership to (i) 4.9% of all of the Common Stock issued and outstanding at such time in accordance with this Section 3.4(a) or (ii) 9.9% of all of the Common Stock issued and outstanding at such time in accordance with Section 3.4(b) hereof.”

(e) Anti-Dilution Exemptions. Section 3.6(c) of each Note is hereby deleted in its entirety and the following new Section 3.6(c) shall be substituted in lieu thereof:

“(c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders) or issued pursuant to the Purchase Agreement, (iii) securities issued pursuant to the terms of that certain Exchange Agreement, dated as of September 21, 2007, by and among the Maker and the holders signatory thereto, (iv) the issuance of the Promissory Notes and the Warrants (each as defined below), (v) the shares of Common Stock issuable upon the conversion of the Promissory Notes or the exercise of the Warrants, (vi) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (vii) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Maker’s stock option plans and employee stock purchase plans approved by the Makers board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist as of September 21, 2007, (viii) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement, (ix) the payment of any dividends on the Maker’s Series B convertible preferred stock, (x) securities issued pursuant to a bona fide firm underwritten public offering of the Maker’s securities, (xi) the payment of liquidated damages pursuant to the Registration Rights Agreement dated February 17, 2004 between the Maker and the parties listed therein and (xii) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xi) above. For purposes of this Note, (A) “Promissory Notes” shall mean collectively, each of the following, as the same may be amended from time to time: (1) the senior secured convertible promissory notes issued pursuant to the Purchase Agreement, or that certain Note and Warrant Purchase Agreement, dated as of April 12, 2006, by and among the Maker and the purchasers listed therein (collectively with the Purchase Agreement, the “2006 Purchase Agreements”), (2) the additional senior secured convertible promissory notes in the aggregate principal amount of up to $3,600,000 issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of September 21, 2007, by and among the Maker and the purchasers listed therein (collectively with the 2006 Purchase Agreements, the “Purchase Agreements”), and (3) any additional senior secured convertible promissory notes issued from time to time as interest on the outstanding principal balance of the foregoing promissory notes; and (B) “Warrants” shall mean, collectively, each of the following, as the same may be amended from time to time: (A) the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreements; and (B) the warrants to purchase shares of Common Stock issued in connection with the amendment of the senior secured convertible promissory notes issued pursuant to the 2006 Purchase Agreements.”

(f) Maker Prepayment Option. The following Section 3.7(k) shall be added to each Note:

“(k) Maker Prepayment Option.

(i) At any time following March 19, 2008, the Maker may prepay in cash all or any portion of the outstanding principal amount of this Note together with all accrued and unpaid interest thereon upon ten (10) Trading Days prior written notice to the Holder (the “Maker's Prepayment Notice”) at a price (the “Maker's Prepayment Price”) equal to (A) one hundred ten percent (110%) of the aggregate principal amount of this Note; plus (B) any accrued but unpaid interest outstanding at such time; (C) plus an amount equal to interest at the interest rate as determined in accordance with Section 1.2 hereof on the principal amount of this Note being prepaid for a period that commences on the date of such prepayment and that terminates on the Maturity Date; provided, however, that if the Holder has delivered a Conversion Notice to the Maker or delivers a Conversion Notice within such ten (10) Trading Day period following delivery of the Maker’s Prepayment Notice, the principal amount of this Note designated to be converted may not be prepaid by the Maker and shall be converted in accordance with Section 3.3 hereof; provided further that if during the period between delivery of the Maker's Prepayment Notice and the Maker's Prepayment Date (as defined below), the Holder shall become entitled to deliver a Notice of Prepayment at Option of Holder Upon Major Transaction or Notice of Prepayment at Option of Holder upon Triggering Event, then such rights of the Holder, at its option, shall take precedence over the previously delivered Maker Prepayment Notice. The Maker's Prepayment Notice shall state the date of prepayment which date shall be the eleventh (11th) Trading Day after the Maker has delivered the Maker's Prepayment Notice (the “Maker's Prepayment Date”), the Maker’s Prepayment Price and the principal amount of this Note to be prepaid by the Maker. The Maker shall deliver the Maker's Prepayment Price on the Maker’s Prepayment Date, provided, that if the Holder delivers a Conversion Notice before the Maker's Prepayment Date, then the portion of the Maker's Prepayment Price which would be paid to prepay this Note covered by such Conversion Notice shall be returned to the Maker upon delivery of the Common Stock issuable in connection with such Conversion Notice to the Holder. On the Maker's Prepayment Date, the Maker shall pay the Maker's Prepayment Price, subject to any adjustment pursuant to the immediately preceding sentence, to the Holder. If the Maker fails to pay the Maker's Prepayment Price by the eleventh (11th) Trading Day after the Maker has delivered the Maker's Prepayment Notice, the Maker’s Prepayment Notice will be declared null and void ab initio and the Maker shall lose its right to prepay this Note pursuant to this Section 3.7(k). Notwithstanding the foregoing to the contrary, the Maker may effect a prepayment pursuant to this Section 3.7(k) only if (1) the Registration Statement is effective and has been effective, without lapse or suspension of any kind, for a period thirty (30) consecutive calendar days immediately preceding the Maker’s Prepayment Notice through the Maker’s Prepayment Date, (2) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), (3) the Maker is in material compliance with the terms and conditions of this Note and the other Transaction Documents, and (4) the Maker is not in possession of any material non-public information.

(ii) In the event that this Note is prepaid in accordance with this Section 3.7(k), then on the Maker’s Prepayment Date, the Maker shall issue to the Holder warrants (the “Prepayment Warrants”) substantially in the form of the Warrants issued to the Holder pursuant to the Purchase Agreement to purchase up to such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying (A) the quotient of (1) that portion of the principal amount of this Note being prepaid plus any accrued but unpaid interest on such principal amount as of the Maker’s Prepayment Date, divided by (2) the Conversion Price then in effect on the Maker’s Prepayment Date, by (B) twenty-five percent (25%). The Prepayment Warrants will have an exercise price equal to 110% of the Closing Sale Price of the Common Stock on the Maker’s Prepayment Date, and shall expire on the five (5) year anniversary of the Maker’s Prepayment Date.”

(g) EBITDA. The following new Section 1.7 is hereby added to each of the Notes:

“Section 1.7. EBITDA. The Maker shall maintain the following minimum Adjusted EBITDA (as defined below) determined as of the following dates:

Determination Date	Adjusted EBITDA

As of March 31, 2008	$0 for the quarter ending March 31, 2008

As of June 30, 2008	$1,000,000 for the period commencing on January 1, 2008 and ending on June 30, 2008.

As of September 30, 2008	$1,500,000 for the quarter ending September 30, 2008, or $2,500,000 for the period commencing on January 1, 2008 and ending on September 30, 2008.

As of December 31, 2008	$2,000,000 for the quarter ending December 31, 2008, or $4,500,000 for the year ended December 31, 2008.

In the event Maker fails to maintain the foregoing minimum Adjusted EBITDA, then the per annum interest rate on the unpaid principal balance of this Note then in effect shall increase by 200 basis points, and such increase will be cumulative for each subsequent breach; provided, however, that the per annum interest rate shall revert to the interest rate as determined in accordance with Section 1.2 hereof in the event the Maker achieves or exceeds the cumulative minimum Adjusted EBITDA for the period commencing on January 1, 2008 through any subsequent determination date. Failure to maintain the foregoing minimum Adjusted EBITDA shall not constitute an Event of Default (as defined in Section 2.1 hereof). For purposes of this Note, “Adjusted EBITDA” shall mean, for any period, the sum of the amounts (as determined in accordance with generally accepted accounting principals, consistently applied) for such period of (i) net income or loss before dividends, plus (ii) charges for foreign, federal, state and local taxes as computed on the Maker’s income tax returns, plus (iii) interest expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of stock based compensation expense, plus (vi) extraordinary losses, plus (vii) charges related to any financing consummated on or prior to the Issuance Date, plus (viii) the cost of any beneficial conversion feature of any outstanding security of the Maker, plus (ix) the cost of any accretion of discounts minus (x) interest income, minus (xi) extraordinary gains, and (xii) such other adjustments to eliminate the impact of any derivative financial instruments (e.g., add back increases in fair value of derivative financial instruments and subtract decreases in fair value of derivative financial instruments).”

(h) Trigger Events. Section 3.7(f)(vi) of each Note is hereby deleted in its entirety.

(i) Conversion Notice. The Form of Notice of Conversion attached to each Note is hereby deleted in its entirety, and the Form of Notice of Conversion attached hereto as Exhibit B shall be substituted in lieu thereof.

3. Effective Time. This Amendment shall be effective contemporaneously with the issuance by the Maker of the Amendment Warrants to the Holder.

4. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of each Note are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

5. Entire Agreement. This Amendment and each Note, as amended, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

6. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GLOWPOINT, INC.

By:
Name:
Title:

[Holder]

By:
Name:
Title:

Signature Page to Amendment No. 1 to Senior Secured Convertible Promissory Notes

EXHIBIT A

Schedule of Notes

EXHIBIT B

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. CN-06-____ into shares of Common Stock of Glowpoint, Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion _________________________________________________________

Applicable Conversion Price __________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the
Holder on the Date of Conversion: _________________________

Name of bank/broker due to receive the underlying Common Stock:_________________________

Bank/broker's four digit "DTC" participant number
(obtained from the receiving bank/broker):____________________________________________

Signature___________________________________________________________________

[Name]

Address:__________________________________________________________________

_______________________________________________________________________